OFFICIAL PAYMENTS CORPORATION
                         2000 STOCK INCENTIVE PLAN

SECTION 1.  PURPOSE.

            The purpose of the Official Payments Corporation 2000 Stock Incentive Plan (the "Plan") is to enable Official Payments Corporation (the "Company") to attract, retain and reward certain persons providing valuable service to the Company to strengthen the existing mutuality of interests between such individuals and the Company's stockholders by offering to such eligible persons an equity interest in the Company through the grant of (i) options ("Options") to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"), at a specified price per share ("Exercise Price") and (ii) shares of Common Stock with restrictions on transferability and other restrictions ("Restricted Stock" and, together with Options, "Awards").

SECTION 2.  TYPES OF AWARDS; ELIGIBILITY.

     2.1 The Plan provides for the grant of shares of Restricted Stock and Options that do not qualify as "incentive stock options" under Section 422 of the Code.

     2.2 The following persons are eligible to be granted Awards under the Plan, as determined by the Committee (as defined below): (i) employees of the Company other than the Company's directors and/or officers (as contemplated within the meaning of Rule 4310(c)(25)(H)(i) of the Nasdaq Stock Market) and (ii) consultants or other independent advisors to the Company ("Consultants"). For purposes of this Plan, "Participant" shall mean a person who, at a time when eligible under this Section 2.2, has been granted an Award under the Plan.

SECTION 3.  ADMINISTRATION.

     3.1 The Plan shall be administered by the Compensation Committee of the Company's Board of Directors ("Board" or the "Board of Directors") or, alternatively, by another committee composed of two or more Outside Directors of the Board as the Board shall designate to administer the Plan (in either case, the "Committee"). The Board may perform any function of the Committee under the Plan for any purpose, and in any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the usage or context otherwise requires.

     3.2 The Committee shall have the following authority with respect to Awards granted under this Plan: to grant Awards to persons eligible to receive them under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Awards granted by it under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have full authority and discretion to make the following determinations with respect to the Options granted under this
Plan:

          (a) to select the employees and Consultants to whom Awards will be granted;

          (b) to determine the type or types of Awards to be granted to each such eligible person;

          (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder (subject to the limitations contained in the Plan);

          (d) to determine the Exercise Price, vesting schedule and all other terms and conditions of any Option granted hereunder;

          (e) to determine the restrictions on transferability and all other terms and conditions of any shares of Restricted Stock granted hereunder;

          (f) to determine the "Fair Market Value" of a share of Common Stock on a given date. For purposes of this Plan and all Awards granted hereunder, the term "Fair Market Value" shall mean: (i) the average of the highest and lowest reported sales prices on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the shares of Common Stock are listed or admitted to trading; or (ii) if the Common Stock is not listed or admitted to trading on any such exchange, the average of the bid and offered prices quoted with respect to a share of Common Stock on such date on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or (iii) if neither Section 3.2(f)(i) or (ii) is applicable, the Fair Market Value of a share of Common Stock shall be determined by the Committee in such manner as it shall deem appropriate;

          (g) to prescribe the form of each written agreement, contract, notice or other instrument or document evidencing an Award (an "Award Agreement"), which need not be identical for each Award recipient; and

          (h) to amend the terms of any Award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the Participant without his or her written consent.

     3.3 All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and all Participants.

SECTION 4.  STOCK SUBJECT TO PLAN.

     4.1 The total number of shares of Common Stock which may be issued under the Plan shall be 1,250,000 (subject to adjustment as provided below). Such shares may consist of authorized but unissued shares or treasury shares.

     4.2 Shares of Common Stock subject to any Award, including, without limitation, an Option or Restricted Stock Award, shall not be deemed delivered if such Awards are forfeited, expire or otherwise terminate without delivery of shares to the Participant and the shares subject to such Award shall again be available for grant pursuant to an Award under the Plan. Shares of Common Stock equal in number to the shares withheld in payment of the Exercise Price, and shares of Common Stock which are withheld in order to satisfy federal, state or local tax liabilities, shall not count against the above limit, and shall again be available for grant pursuant to an Award under this Plan.

     4.3 In the event of any merger, reorganization, consolidation, sale of substantially all the Company's assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in the Company's corporate structure affecting the shares of Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number of shares of Common Stock reserved for issuance under the Plan, the number of shares as to which Awards may be granted to any individual in any calendar year and the number and type of shares subject to outstanding Awards; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award.

SECTION 5.  OPTIONS.

     5.1 The Options granted under the Plan may only be Non-Qualified Stock Options.

     5.2 All Options granted under this Plan and the terms and conditions of such Options shall be evidenced by an Award Agreement between the Participant and the Company.

     5.3 Each Option shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine.

          (a) Exercise Price. The Exercise Price of each Option granted hereunder will be determined by the Committee at the time of grant and such Exercise Price will be specified in the Award Agreement. The Exercise Price of an Option may be less than the Fair Market Value of a share of Common Stock subject to the Option on the date of grant.

          (b) Vesting and Exercisability of Options. An Option shall become vested and exercisable in accordance with the terms and conditions as set forth in the applicable Award Agreement. The Award Agreement may provide that an Option is immediately exercisable, but the shares covered by the Option will be subject to a vesting schedule. In this case, if a Participant exercises his/her Option, the shares covered by the Option will be held in escrow until the Participant has satisfied certain conditions, such as continued employment for a specified period, and the vesting schedule lapses.

          (c) Option Term. The period during which a Option granted hereunder may be exercised shall commence on the date specified by the Committee in the Award Agreement and shall expire on the date specified in the Award Agreement; provided, however, that the term of the Option shall expire on the earliest to occur of:

               (i) the close of business on the last day of the three-month period commencing on the date of the Participant's termination of employment or service, other than on account of death, Disability, or a Termination for Cause (as defined below);

               (ii) the close of business on the last day of the one-year period commencing on the date of the option holder's termination of employment or service due to death or Disability;

               (iii) the date and time when the Participant's employment or service ceases due to a Termination for Cause; and

               (iv) the day immediately preceding the tenth anniversary of the date the Option was granted.

          (d) Defined Terms. Unless otherwise provided by the Committee in the Award Agreement, the following terms shall have the following meanings for purposes of the Plan:

               (i) "Disability" shall mean a condition of total incapacity, mental or physical, for further performance of duty with the Company, which the Committee shall have determined, on the basis of competent medical evidence, is likely to be permanent.

               (ii) "Termination for Cause" shall mean with respect to an employee or Consultant, as the case may be, that the employee's employment with, or Consultant's service to, the Company has been terminated as a result of the determination by the Board of Directors that such employee or Consultant has committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company, or has deliberately disregarded the rules of the Company which resulted in loss, damage, or injury to the Company, or because the employee or Consultant has made an unauthorized disclosure of any of the secrets or confidential information of the Company, has induced any client or customer of the Company to breach any contract with the Company, has induced any principal for whom the Company acts as agent to terminate the agency relationship, or has engaged in any conduct that constitutes unfair competition with the Company. Notwithstanding the foregoing, if an employee or Consultant is a party to an employment agreement or a consulting agreement governing the terms of his employment or consultancy and such agreement contains a definition of "termination for cause" or a definition of an equivalent term, then for purposes hereof, the term "termination for cause" shall have the meaning ascribed to it in such agreement.

          (e) Effect of a Termination for Cause. No Option granted hereunder, whether or not previously exercisable, shall be exercised after the date and time on which the option holder's employment or service with the Company is terminated in a Termination for Cause.

          (f) Method of Exercise. Options may be exercised in whole or in part at any time during the Option Term by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the Exercise Price. Unless otherwise provided by the Committee in the Award Agreement, payment of the Exercise Price may be made in the following manner: (i) in United States dollars by certified check, money order or bank draft made payable to the order of Official Payments Corporation; (ii) delivery of shares of Common Stock that have been owned by the optionee for at least six months; (iii) a cashless exercise (which may be either (A) a broker-assisted cash exercise effected in accordance with rules adopted by the Committee or (B) a direction to the Company to withhold shares of Common Stock, otherwise deliverable to the option holder with respect to the Option, having a Fair Market Value on the date of exercise equal to the Option's Exercise Price); or (iv) in any combination of the foregoing.

          (g) No Stockholder Rights. A Participant shall not have rights to dividends or any of the other rights of a stockholder with respect to shares subject to an Option until the Participant has given written notice of exercise and has paid the Exercise Price for such shares.

SECTION 6.  TAX WITHHOLDING.

     6.1 Each employee who has been granted an Option or Restricted Stock Award under this Plan shall be required to make arrangements satisfactory to the Committee regarding payment of any federal, state, local or other taxes of any kind required by law to be withheld in connection with such Award. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee.

     6.2 To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an employee may elect to have the withholding tax obligation, or any additional tax obligation with respect to any Awards hereunder, satisfied by (i) having the Company withhold shares of Common Stock otherwise deliverable to such person with respect to the Award or (ii) delivering to the Company shares of previously acquired Common Stock that has been owned by the employee for at least six months.

     6.3 Each Consultant shall be solely responsible for the payment of all tax obligations resulting from any Award granted to such Consultant under this Plan.

SECTION 7. RESTRICTED STOCK.

     7.1 Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such dates, under such circumstances, in such installments, or otherwise, as the Committee may determine. All Awards of Restricted Stock granted under this Plan and the terms and conditions of such Award shall be evidenced by an Award Agreement between the Participant and the Company. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock or the right to receive dividends thereon.

     7.2 Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that all such restrictions shall immediately lapse upon the Participant's death or Disability; and provided, further, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of termination resulting from other specified causes.

     7.3 Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company may retain physical possession of the Restricted Stock certificate until the restrictions thereon shall have lapsed, in which case the Participant shall be required to have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

     7.4 Dividends paid on Restricted Stock, if any, shall be either paid at the dividend payment date in cash or shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends, or the payment of such dividends shall be deferred and/or the amount or value thereto automatically reinvested in additional Restricted Stock, other Awards, or other investment vehicles, as the Committee shall determine or permit. Common Stock distributed in connection with property distributed as a dividend shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed, unless otherwise determined by the Committee.

SECTION 8.  AMENDMENTS AND TERMINATION.

            The Board of Directors may discontinue the Plan at any time and may amend it from time to time without stockholder approval, except as required to satisfy applicable law or the rules and regulations of any relevant governmental authority, the Nasdaq Stock Market or any stock exchange on which the shares of the Common Stock are then currently traded or listed. No amendment or discontinuation of the Plan shall adversely affect any Award previously granted without the Participant's written consent.

SECTION 9.  CHANGE OF CONTROL.

     9.1 Unless otherwise specified by the Committee in the Award Agreement, in the event of a Change of Control (as defined below) all or a portion of outstanding Options granted under the Plan shall become fully exercisable and all restrictions relating to all or a portion of a Restricted Stock Award shall immediately lapse pursuant to the terms of this Section 9.1. With respect to an Award which was granted within 6 months of a Change of Control, upon such Change of Control: (i) Options granted under the Plan (to the extent not already fully exercisable) shall become fully vested and exercisable in an amount equal to that number of Options which would have otherwise become fully exercisable (but for the occurrence of the Change of Control) on or before the one-year anniversary of the grant date of the Award; and (ii) all restrictions relating to a Restricted Stock Award shall immediately lapse with respect to that number of shares of Restricted Stock where the restrictions otherwise would have lapsed (but for the occurrence of the Change of Control) on or before the one-year anniversary of the grant date of the Award. With respect to an Award which was granted more than 6 months of a Change of Control, upon such Change of Control: (i) Options granted under the Plan (to the extent not already fully vested and exercisable) shall become fully exercisable in an amount equal to that number of Options which would have otherwise become fully exercisable (but for the occurrence of the Change of Control) on or before the end of the month which is 6 months after the Change of Control; and (ii) all restrictions relating to a Restricted Stock Award shall immediately lapse with respect to that number of shares of Restricted Stock where the restrictions otherwise would have lapsed (but for the occurrence of the Change of Control) on or before the end of the month which is 6 months after the Change of Control.

     9.2 A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph
     (c) below; or

          (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (i) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, (ii) a merger or consolidation which would result in the voting securities of the Company immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 65% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof immediately after such merger or consolidation, or (iii) a merger or consolidation effected to implement a recapitalization of the Company
     (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 35% or more of the combined voting power of the Company's then outstanding securities;

          (d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to an entity, at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition or at least 65% of the combined voting power of which is owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

          (e) the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

9.3   For purposes of the Plan:

          (a) "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

          (b) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to and in accordance with, the applicable rules and regulations of the Exchange Act.

          (c) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (d) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any subsidiaries of the Company (if any), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company

SECTION 10. GENERAL PROVISIONS.

     10.1 Each Option under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or
(ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an Award with respect to the disposition of Common Stock is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of Common Stock thereunder, such Award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     10.2 Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any Award hereunder shall confer upon any employee of the Company any right to continued employment, and no Award shall confer upon any Consultant any right to continued service as a consultant or other independent advisor to the Company, as the case may be.

     10.3 Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive Awards under the Plan, whether or not such persons are similarly situated.

     10.4 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

     10.5 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

     10.6 This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

     10.7 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     10.8 No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

     10.9 Unless otherwise provided by the Committee in an Award Agreement,
(i) Awards shall not be transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) with respect to Options, during the Participant's lifetime, all Options shall be exercisable only by the Participant or by his or her guardian or legal representative. The Committee may permit a Participant to designate a beneficiary in accordance with terms and conditions as the Committee may determine.

SECTION 11.  EFFECTIVE DATE OF PLAN.

     11.1 The provisions of the Plan became effective on June 2, 2000, the date that the Plan was approved and adopted by the Board of Directors.

     11.2 No Award may be granted under this Plan after June 2, 2010. This Plan shall continue in effect until terminated by the Board of Directors.

SECTION 12. GOVERNING LAW.

            The Plan shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.